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                                                                       EXHIBIT C


                                     PROXY


          The undersigned, for consideration received, hereby appoints James S. Kahan or another representative of SBC Communications Inc. designated by him and each of them my proxies, with power of substitution and resubstitution, (i) to vote all shares of Common Stock, par value $0.01 per share, of Prodigy Communications Corporation, a Delaware corporation ("Prodigy"), owned by the undersigned (the "Shares") as of the date hereof at the Special Meeting of Stockholders of Prodigy to be held as soon as practicable after the date hereof and at any adjournment or postponement thereof (the "Special Meeting") FOR approval and adoption of (a) the Investment, Issuance, Contribution and Assumption Agreement, dated as of November 19, 1999 (the "Investment Agreement"), by and among Prodigy, Prodigy Transition Corporation, a Delaware corporation and a wholly owned subsidiary of Prodigy ("Prodigy Sub"), Prodigy Communications Limited Partnership, a Delaware limited partnership ("Operating Partnership"), SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Internet Communications, Inc., a Delaware corporation and an indirect wholly owned subsidiary of SBC ("SBC Sub"), (b) the Strategic and Marketing Agreement, dated as of November 19, 1999 (the "Strategic Agreement"), by and among, Prodigy, Operating Partnership, SBC and SBC Sub, and the transactions contemplated thereby, (c) the Restated Certificate of Incorporation and the Amended and Restated By-Laws (collectively, the "Charter and By-Law Amendments") and (d) the approval of the Investment Share Issuance, the Prodigy Contribution, the Unit Issuance and SBC Contribution and the other transactions contemplated by the Investment Agreement (collectively, the "Transactions"), and AGAINST (a) any action or agreement that would compete with, impede, interfere with or tend to discourage the Transactions or inhibit the timely consummation of the Transactions or (b) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Prodigy or Operating Partnership under the Investment Agreement or the Strategic Agreement or, (c) except for the Transactions and the Investment Agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Prodigy or its Subsidiaries, (ii) if the Special Meeting is not held within five months of the date hereof, to consent with respect to such Shares in favor of adoption and approval of (a) the Investment Agreement, (b) the Strategic Agreement and the transactions contemplated thereby, (c) the Transactions and
(d) the Charter and By-Law Amendments and (iii) to withhold consents with respect to such Shares for (a) any action or agreement that would compete with, impede, interfere with or tend to discourage the Transactions or inhibit the timely consummation of the Transactions or (b) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Prodigy or Operating Partnership under the Investment Agreement or the Strategic Agreement or, (c) except for the Transactions and the Investment Agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Prodigy or its Subsidiaries.
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          This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Voting Agreement, dated as of November 19, 1999, among certain stockholders of Prodigy, including the undersigned, and SBC, terminates in accordance with its terms, at which time this proxy shall expire.

                                     Dated November 19, 1999



                                     Carso Global Telecom, S.A. de C.V.


                                     By:  /s/ Eduardo Valdes Acra
                                        --------------------------
                                        Name:  Eduardo Valdes Acra
                                        Title:  Attorney-in-Fact